UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event Reported): May 17, 2022

MannKind Corporation

(Exact Name of Registrant as Specified in Charter)

Delaware	000-50865	13-3607736
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

1 Casper Street, Danbury, Connecticut 06810

(Address of Principal Executive Offices) (Zip Code)

(818) 661-5000

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2). Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	MNKD	The Nasdaq Stock Market LLC

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information in Item 8.01 below related to the Assumed Facility Lease is incorporated by reference into this Item 2.03.

Item 8.01	Other Events.

On May 17, 2022, MannKind Corporation (the “Company”) issued a press release announcing the execution of an asset purchase agreement (the “Agreement”) between the Company, as purchaser, and Zealand Pharma A/S and Zealand Pharma US, Inc., as sellers (the “Sellers”).

Pursuant to the Agreement, the Company has agreed to purchase from the Sellers certain assets used primarily in the business of developing, producing, marketing and selling V-Go®, a once-daily, wearable, insulin delivery device (the “Asset Purchase”). In consideration for the purchased assets, the Company will pay the Sellers $10.0 million plus the book value of certain product inventory for finished goods (not to exceed $7.0 million) and will assume certain liabilities from and after the closing date. In addition, the Company will be obligated to make one-time, sales-based milestone payments to the Sellers totaling up to a maximum of $10.0 million upon the achievement of specified annual revenue milestones between $40 and $100 million.

The closing of the Asset Purchase under the Agreement is anticipated to occur in May 2022, subject to the satisfaction of certain closing conditions.

Up to 40 current or former employees of the Sellers will be offered employment at the Company, contingent upon the closing of the Asset Purchase. Some of these employees will be field-based sales representatives whereas others responsible for supply chain, quality and safety reporting will continue to be based in Marlborough, Massachusetts, where the Sellers maintain a leased facility with research and development, manufacturing, laboratory and general office space. The lease for this facility (the “Assumed Facility Lease”) commenced in May 2017 and expires in February 2026, with a five-year extension option. Monthly lease payments are currently $28,895, subject to an annual increase of approximately 4%, plus the estimated cost of maintaining the property and common areas by the landlord. Upon closing, the remaining term of the lease for this facility will be assigned to, and assumed by, the Company.

The Agreement contains customary representations and warranties and covenants of each of the parties. The Agreement also includes indemnification provisions whereby the Sellers will indemnify the Company for losses arising out of, among other things, inaccuracies in, or breaches of, their representations, warranties and covenants.

Forward-Looking Statements

Statements in this report that are not statements of historical fact are forward-looking statements. Words such as “plans,” “expects,” “intend,” “will,” “targeted,” “potential” and similar expressions are intended to identify forward-looking statements. Forward-looking statements include statements regarding the anticipated timing for closing the Asset Purchase, the satisfaction of closing conditions, and the number of current or former employees of the Seller that will be offered employment at the Company and their positions. These forward-looking statements are based upon the Company’s current expectations. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of various risks and uncertainties, which include risks and uncertainties regarding the satisfaction of closing conditions for the Asset Purchase and our estimates regarding personnel needs for the V-Go® business. Additional risks are detailed in the Company’s filings with the Securities and Exchange Commission (“SEC”), including under the heading “Risk Factors” in MannKind’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2022, filed with the SEC on May 5, 2022. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this report. All forward-looking statements are qualified in their entirety by this cautionary statement, and the Company undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date of this report.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MannKind Corporation

Date: May 23, 2022	By:	/s/ David Thomson, Ph.D., J.D.
David Thomson, Ph.D., J.D.
Executive Vice President, General Counsel and Secretary